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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

        Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934
       or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                    of the Securities Exchange Act of 1934

                      Commission File Number    000-23151
                                             -----------------

                               USWeb Corporation
          -----------------------------------------------------------
            (Exact name of registrant as specified in its charter)

  410 Townsend Street, San Francisco, California 94107 Phone: (415) 369-6700
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $.001 per share
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           (Title of each class of securities covered by this Form)

                                     None
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     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)     [X]                  Rule 12h-p3(b)(1)(ii)    [_]
     Rule 12g-4(a)(1)(ii)    [_]                    Rule 12h-3(b)(2)(i)    [_]
     Rule 12g-4(a)(2)(i)     [_]                   Rule 12h-3(b)(2)(ii)    [_]
     Rule 12g-4(a)(2)(ii)    [_]                             Rule 15d-6    [_]
     Rule 12h-3(b)(1)(i)     [_]

       Approximate number of holders of record as of the certification or notice date:

                                    One (1)
                        -------------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, USWeb Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                                USWeb Corporation

DATE:  March 8, 2000                       By:  /s/ Carolyn V. Aver
                                                ______________________________
                                                Name:  Carolyn V. Aver
                                                Title: Executive Vice President
                                                       and Chief Financial
                                                       Officer